Exhibit 99.1
FOR IMMEDIATE RELEASE

February 21, 2019

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports Fourth Quarter and Full Year 2018 Operating Results

DALLAS, TEXAS, February 21, 2019 - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $58.1 million for the quarter ended December 31, 2018. In comparison, for the quarters ended September 30, 2018 and December 31, 2017, the Bank reported net income of $50.1 million and $31.4 million, respectively. For the year ended December 31, 2018, the Bank reported net income of $198.8 million, as compared to $150.3 million for the year ended December 31, 2017. Net interest income after provision for loan losses for the quarters ended December 31, 2018 and September 30, 2018 and the year ended December 31, 2018 was $85.4 million, $80.9 million and $310.5 million, respectively. In comparison, for the quarter and year ended December 31, 2017, net interest income after provision for loan losses was $60.7 million and $237.4 million, respectively.

The $48.5 million increase in net income for the year ended December 31, 2018, as compared to the year ended December 31, 2017, was attributable to an increase in the Bank's net interest income ($73.1 million) and a decrease in its non-interest expenses ($1.3 million), offset by a decrease in its non-interest income ($20.5 million) and an increase in its AHP assessment ($5.4 million). The increase in net interest income was due in part to a $7.1 billion increase in the Bank's average interest-earning assets. The decrease in non-interest income was primarily due to an unfavorable change in the aggregate net gains (losses) associated with the Bank's derivatives and hedging activities and its trading securities portfolio, as well as lower gains on the sales of investment securities.

Total assets at December 31, 2018 were $72.8 billion, compared with $73.7 billion at September 30, 2018 and $68.5 billion at December 31, 2017. The $0.9 billion decrease in total assets for the fourth quarter was attributable primarily to decreases in the Bank's advances ($1.4 billion) and short-term liquidity portfolio ($0.1 billion), offset by increases in the Bank's mortgage loans held for portfolio ($0.4 billion) and long-term investments ($0.2 billion). The $4.3 billion increase in total assets for the year ended December 31, 2018 was attributable primarily to increases in the Bank's advances ($4.3 billion), long-term investments ($1.0 billion) and mortgage loans held for portfolio ($1.3 billion), partially offset by a decrease in the Bank's short-term liquidity portfolio ($2.3 billion).

Advances totaled $40.8 billion at December 31, 2018, compared with $42.2 billion at September 30, 2018 and $36.5 billion at December 31, 2017. The Bank's mortgage loans held for portfolio totaled $2.2 billion at December 31, 2018, as compared to $1.8 billion at September 30, 2018 and $0.9 billion at December 31, 2017.

The Bank's long-term held-to-maturity securities portfolio, which is comprised substantially of U.S. agency residential mortgage-backed securities (MBS), totaled approximately $1.5 billion, $1.6 billion and $1.9 billion at December 31, 2018, September 30, 2018 and December 31, 2017, respectively. The Bank's long-term available-for-sale securities portfolio, which is comprised substantially of U.S. agency debentures and U.S. agency commercial MBS, totaled $15.8 billion at December 31, 2018, as compared to $15.5 billion at September 30, 2018 and $14.4 billion at December 31, 2017. At December 31, 2018, September 30, 2018 and December 31, 2017, the Bank also held a $0.1 billion long-term U.S. Treasury Note classified as trading.

The Bank's short-term liquidity portfolio, which is comprised substantially of overnight interest-bearing deposits, overnight federal funds sold, overnight reverse repurchase agreements, U.S. Treasury Bills and U.S. Treasury Notes with short remaining terms to maturity, totaled $12.2 billion at December 31, 2018, compared to $12.3 billion at September 30, 2018 and $14.5 billion at December 31, 2017.

The Bank's retained earnings increased to $1.081 billion at December 31, 2018 from $1.042 billion at September 30, 2018 and $942 million at December 31, 2017. On December 27, 2018, a dividend of $18.4 million was paid to the Bank's shareholders.

Additional selected financial data as of and for the quarter and year ended December 31, 2018 (and, for comparative purposes, as of September 30, 2018 and December 31, 2017, and for the quarters ended September 30, 2018 and December 31, 2017 and the year ended December 31, 2017) is set forth below. Further discussion and analysis regarding the Bank's results will be included in its Form 10-K for the year ended December 31, 2018 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 11 district banks in the FHLBank System, which was created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced loans (known as advances) and other credit products to approximately 825 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Quarter and Year Ended December 31, 2018
(Unaudited, in thousands)

	December 31, 2018	September 30, 2018	December 31, 2017
Selected Statement of Condition Data:

Assets
Investments (1)	$29,551,929	$29,433,699	$30,941,464
Advances	40,793,813	42,241,727	36,460,524
Mortgage loans held for portfolio, net	2,185,503	1,795,194	877,852
Cash and other assets	242,045	239,479	244,461
Total assets	$72,773,290	$73,710,099	$68,524,301

Liabilities
Consolidated obligations
Discount notes	$35,731,713	$33,996,816	$32,510,758
Bonds	31,931,929	34,382,344	31,376,858
Total consolidated obligations	67,663,642	68,379,160	63,887,616
Mandatorily redeemable capital stock	6,979	6,877	5,941
Other liabilities	1,338,413	1,393,517	1,150,718
Total liabilities	69,009,034	69,779,554	65,044,275
Capital
Capital stock — putable	2,554,888	2,608,799	2,317,937
Retained earnings	1,081,367	1,041,591	941,763
Total accumulated other comprehensive income	128,001	280,155	220,326
Total capital	3,764,256	3,930,545	3,480,026
Total liabilities and capital	$72,773,290	$73,710,099	$68,524,301

Total regulatory capital (2)	$3,643,234	$3,657,267	$3,265,641

	For the	For the	For the	For the	For the
	Quarter Ended	Quarter Ended	Quarter Ended	Year Ended	Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Selected Statement of Income Data:
Net interest income (3)	$85,431	$80,937	$60,686	$310,466	$237,438
Other income (loss)	1,765	(2,503)	573	1,961	22,483
Other expense	22,597	22,798	26,399	91,555	92,924
AHP assessment	6,465	5,565	3,487	22,097	16,710
Net income	$58,134	$50,071	$31,373	$198,775	$150,287

(1)
Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, trading securities, available-for-sale securities and held-to-maturity securities.

(2)	As of December 31, 2018, September 30, 2018 and December 31, 2017, total regulatory capital represented 5.01 percent, 4.96 percent and 4.77 percent, respectively, of total assets as of those dates.

(3)	Net interest income is net of the provision for loan losses.

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